Exhibit 21.1

RARE EARTHS AMERICAS, INC.

SUBSIDIARIES

Subsidiary	Jurisdiction of Formation
Alpha Minerals Brazil Participações Ltda.	Brazil
Foothills Rare Earths Limited	Australia
Foothills Rare Earths, LLC	North Carolina
REA Management Company, LLC	Texas
T.E. Liberty Holdings, LLC	Texas